UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 2, 2012

Apollo Group, Inc.

(Exact name of registrant as specified in its charter)

Arizona	0-25232	86-0419443
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4025 S. Riverpoint Parkway, Phoenix, Arizona		85040
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (480) 966-5394

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Material Compensatory Plan, Contract or Arrangement.

Approval of Special Retention Awards. On November 2, 2012, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Apollo Group, Inc. (the “Company”) approved special service-vesting retention awards for certain of the Company’s executive officers and other key individuals in the organization. The awards will be settled in cash upon vesting. Among the recipients of such awards were the following named executive officers in the Company’s shareholder Information Statement dated December 28, 2011 and filed on Schedule 14C with the Securities and Exchange Commission on December 28, 2011, with the dollar amount of each of their respective awards indicated next to their names:

Name	Position	Dollar Amount
Joseph L. D’Amico	President	$250,000.00
Brian L. Swartz	Senior Vice President and Chief Financial Officer	$250,000.00
Sean B.W. Martin	Senior Vice President, General Counsel and Secretary	$250,000.00

The key features of the special retention awards may be summarized as follows:

•

The retention awards will vest in two (2) successive equal annual installments on September 15, 2013 and September 15, 2014, respectively, upon the individual’s continuation in employment with the Company through each such annual vesting date.

•

The retention award will vest in full on an accelerated basis upon (i) a change in control of the Company effected during the individual’s period of employment with the Company or (ii) the involuntary termination of such individual’s employment by the Company other than for cause.

•

Each installment that so vests will be paid in cash within a specified period (not to exceed thirty (30) days in the event of an annual installment or sixty (60) days in the event of an involuntary termination) following the applicable vesting date, subject to the Company’s collection of the applicable withholding taxes.

A copy of the form Special Retention Award Agreement will be filed as an exhibit to the Company’s Form 10-Q report for the fiscal quarter ending November 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Group, Inc.

November 6, 2012	By:	/s/ Brian L. Swartz
Name: Brian L. Swartz
Title: Senior Vice President and Chief Financial Officer